EXHIBIT 5

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

July 29, 2010	CLIENT/MATTER NUMBER
065215-0121
Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
Ladies and Gentlemen:
          We have acted as counsel for Pentair, Inc., a Minnesota corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,000,000 shares of the Company’s Common Stock, $0.16 2/3 par value per share (the “Common Stock”), and the related Preferred Share Purchase Rights (the “Rights”), which may be issued pursuant to the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of December 10, 2004, by and between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”).
          In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Third Restated Articles of Incorporation and Fourth Amended and Superseding By-laws of the Company, each as amended to date; (d) the Rights Agreement; (e) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock and Rights thereunder; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
          In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon and subject to the foregoing, we are of the opinion that:
          1. The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.
          2. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

Pentair, Inc.
July 29, 2010

     We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP